Exhibit 23

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on
Form S-8 (No. 333-100771) of Modine Manufacturing Company of our report dated June 3, 2003 relating to the financial statements and supplemental schedules of the Modine 401K Retirement Plan for Hourly Employees which appears in Modine Manufacturing Company's Form 11-K for the year ended December 31, 2002..

/s/PricewaterhouseCooper LLP

Chicago, Illinois
July 7, 2003